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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 28, 2006

                           Global Resource Corporation
             (Exact name of registrant as specified in its charter)

         Nevada                     000-50944                    84-156582
         ------                     ---------                    ---------
(State or other jurisdiction       (Commission                 (IRS Employer
    of incorporation)              File Number)              Identification No.)

          408 Bloomfield Drive, Unit #3, West Berlin, New Jersey 08091
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (856) 767-5661
                                 --------------


         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 28, 2006 the Company entered into a Plan and Agreement of Reorganization with Mobilestream Oil, Inc. ("Mobilestream") for the acquisition by the Company of substantially all of the assets of Mobilestream in exchange for:
         1. The issuance by the Company for the benefit of the holders of the Common Stock of Mobilestream of 11,145,225 shares of the Company's Common Stock;
         2. The issuance by the Company for the benefit of the holders of the 2006 Series of Convertible Preferred Stock of Mobilestream of 70,472,376 shares of the Company's own "2006 Series" to be designated; and
         3. The issuance of Common Stock Purchase Warrants on the basis of 1 Warrant for each 3 shares of either Common Stock or Preferred Stock (the 2006 Series), exercisable at $4.75 per share for a period ending on December 31, 2007; and
         4. The assumption by the Company of Mobilestream's liabilities which are, however, extremely minimal.

Mobilestream has engaged Corporate Valuation Advisors, Inc., Brookfield Wisconsin, to provide it with a fairness opinion with respect to the transaction, and receipt by Mobilestream of an opinion that the transaction is fair to the Mobilestream stockholders is a condition to Closing.

Mobilestream is a development stage company which has developed certain proprietary technology and related custom software for the use of microwaves for the breaking down of petroleum-based products, such as used tires, into their component parts, capturing those components for resale. This technology was licensed to Carbon Recoverty Corporation, whose assets were already acquired by the Company on or about September 22, 2006 and is discussed on the Company's Form 8-K filed following that acquisition. An acquisition by the Company of the assets of Mobilestream will re-unite the rights to the technology.

The transaction is intended to qualify as a so-called "D" Reorganization under
Section 368(a)(1)(D) of the Internal Revenue Code. Accordingly, following the transaction Mobilestream will be dissolved. Because the securities to be issued by the Company will not, as of Closing, have been registered with the Securities and Exchange Commission, the securities being issued will be held in a liquidating trust pending the ability to distribute such shares pursuant to the requirements of the securities laws. The Agreement provides for both piggyback and demand registration rights for the securities being issued.

In preparation for the Closing, Frank Pringle, the controlling stockholder of Mobilestream, has agreed to convert the balance of his shares of Mobilestream Common Stock to shares of Mobilestream's Preferred Stock. To accomodate that, Mobilestream is (a) amending its Certificate of Incorporation to increase the total number of shares authorized to 866,000,000 shares, of which 506,000,000 are undesignated Preferred Stock, and (b) filing a Certificate of Designations, designating 503,374,112 shares of such Preferred Stock as the "2006 Series of Convertible Preferred Stock". Upon effectiveness of the Certificate of Amendment and the Certificate of Designations, Mr. Pringle's 503,374,112 shares of Mobilestream Common Stock will be converted to the 503,374,112 shares of the 2006 Series. At Closing, the holders of the


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Mobilestream shares will receive 1 share of the Company's stock for each 7.143 shares of Mobilestream stock and, accordingly, the holders of the Common Stock will receive 11,145,225 shares of the Company's Common Stock and the holders of the Preferred Stock will receive 70,472,376 shares of the Company's Preferred Stock. Prior to Closing, the Company will designate sufficient shares of its undesignated Preferred Stock to permit such issuance.

The exercise price of the warrants to be issued by the Company may be higher than the anticipated public market price of the post-transaction shares and, accordingly, are expected to have little, if any, value at the time of Closing..

Closing is scheduled for December 31, 2006 or as soon thereafter as the conditions for Closing are satisfied. The Plan and Agreement of Reorganization contains provisions for the termination of the Agreement prior to Closing by either party under certain circumstances.


ITEM 9.01 Financial Statements and Exhibits

Exhibit 10.5      License Agreement (see Form 8-K, September 21, 2006)
Exhibit 10.6      Plan and Agreement of Reorganization


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GLOBAL RESOURCE CORPORATION


                                         By: /s/ Frank G. Pringle

Dated: November 28, 2006